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EXHIBIT 11.1


               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE



                                                              Years Ended June 30,
                                                     ----------------------------------------
                                                             1998       1997       1996
                                                             ----       ----       ----
                                                     (In thousands, except per share amounts)

NET INCOME (LOSS)
  Net income (loss) - Basic EPS                           $   5,266  $ (17,117)  $ (9,891)
  Net income (loss) - Diluted EPS                             5,048    (17,117)    (9,891)

SHARES USED IN PER COMMON SHARE
  Basic EPS                                               $   9,903      9,770      9,048
  Diluted EPS                                                10,047      9,770      9,048

NET INCOME (LOSS) PER COMMON SHARE
  Basic EPS                                                    0.53      (1.75)     (1.09)
  Diluted EPS                                             $    0.50  $   (1.75)  $  (1.09)
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